Exhibit 10.1
Separation and Release Agreement
This Separation and Release Agreement (this “Release”) is entered into by Ronald R. Vitarelli (the “Executive”) in favor of ADVANCED DRAINAGE SYSTEMS, INC., a Delaware corporation (the “Company”) and the other Releasees set forth below.
Background
A.    The Executive has been employed by the Company pursuant to the Amended and Restated Executive Employment Agreement between the Executive and the Company dated as of June 20, 2014 (as amended, the “Employment Agreement”);
B.    The Executive’s employment with the Company and the Employment Agreement have terminated, or are being terminated in connection with the execution and delivery of this Release, pursuant to Section 9(j) of the Employment Agreement; and
C.    Section 10(d) of the Employment Agreement conditions the right of the Executive to receive the applicable termination/severance payments provided for in subsection (I) of Section 10(a)(ii) of the Employment Agreement with respect to such termination (the “Severance”) on the Executive’s execution and delivery to the Company of this Release.
Statement of Agreement
In consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive and the Company, the parties agree as follows:
Section 1.    Definitions. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Employment Agreement.
Section 2.    Release of Claims. In consideration of, and as a condition to, the Executive’s right to receive the Severance, the Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns, forever releases (a) the Company, (b) each of the affiliates of the Company, (c) each of the current and former officers and directors (and individuals in other equivalent positions) of the Company and/or any affiliate of the Company and (d) each of the employees, attorneys, agents and insurers of the Company and/or any affiliate of the Company (collectively, “Releasees”) from all claims relating to (i) the Executive’s employment with the Company and/or the termination of such employment, (ii) the Employment Agreement and/or the termination of the Employment Agreement and/or (iii) the Executive’s status as, or relationship or dealings with any Releasee in the Executive’s capacity as, a stockholder, officer or director (or in other equivalent positions) of the Company or any of its affiliates arising in whole or in part from events occurring prior to the Employment Termination Date that the Executive now has or may have or that the Executive may hereafter have of any nature whatsoever, be they common law or statutory, legal or equitable, in contract or tort, including but not limited to claims under the internal policies and procedures of the Company or any of its affiliates, the Age Discrimination in Employment Act, as amended, and the Family Medical Leave Act, as amended (each such claim, a “Released Claim”). The Executive hereby waives all rights to assert a claim for relief available under the Age Discrimination in Employment Act, as amended, and other applicable laws, including but not limited to relief in the form of attorney fees, damages, reinstatement, back pay, or injunctive relief. The Executive further covenants not to bring suit or otherwise institute legal proceedings against any of the Releasees for any Released Claim. Notwithstanding the foregoing, the terms of such release shall not extend to: (A) the Executive’s post-termination rights under Section 7, Section 10(a) or Section 10(b) of the Employment Agreement, (B) the Executive’s post-termination rights under the Benefit Plans and/or Equity Incentive Plans (or related award agreements) referenced in Section 10(b) of the Employment Agreement, (C) the Executive’s post-termination rights to participate in the Company’s medical and dental plans pursuant to COBRA, or (D) the Executive’s rights to receive indemnification and advancement of expenses for actions or omissions occurring prior to the Employment Termination Date including under the Indemnification Agreement.
The Executive understands that nothing in this Release limits the Executive’s ability to (1) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agency”) or (2) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, the Executive does forever release the Executive’s right to recover or receive from any Releasee any personal relief, monetary damages, attorneys’ fees, back pay, reinstatement or injunctive relief, with the exception of any whistleblower awards or incentives that may be available for information provided to the Department of Justice, the Securities and Exchange Commission, Congress, or any federal Inspector General pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder or other applicable whistleblower laws or regulations.
Section 3.    Review of Release by Executive.
a.The Executive has been advised to consult with an attorney before executing this Release.
b.The Executive has been given at least twenty-one (21) calendar days after receipt of this Release (the “Consideration Period”), if he so desires, to consider this Release before signing it. If the Executive signs this Release, the date on which he signs this Release will be the “Execution Date.” If not signed by the Executive and returned to the Company so that it is received no later than the end of the Consideration Period, this Release will not be valid. In the event the Executive executes and returns this Release prior to the end of the Consideration Period, he acknowledges that his decision to do so was voluntary and that he had the opportunity to consider this Release for the entire Consideration Period.
c.The Company and the Executive agree that this Release will not become effective until seven (7) calendar days after the Execution Date and that the Executive may, within seven (7) calendar days after the Execution Date, revoke this Release in its entirety by written notice to the Company. If written notice of revocation is not received by the Company by the 8th calendar day after the execution of this Release by the Executive, this Release will become effective and enforceable on that day.
Section 4.    Survival of Post-Employment Covenants. The Executive acknowledges and agrees that the provisions of the Employment Agreement that are intended to survive,

including Section 8 of the Employment Agreement, shall survive termination of the Employment Agreement and the Executive’s employment with the Company, and the Executive agrees to comply with all such provisions. The federal Defend Trade Secrets Act of 2016 immunizes the Executive against criminal and civil liability under federal or state trade secret laws (under certain circumstances) if the Executive discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if the Executive discloses a trade secret in either of the following two circumstances: (A) the Executive discloses the trade secret (1) in confidence, (2) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (3) solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a legal proceeding, the Executive discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public). Further, nothing in the Employment Agreement or this Release prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, the Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company.
Section 5.    Miscellaneous.
a.Applicable Law. This Release shall be governed and construed in accordance with the laws of the State of Ohio, without regard to conflict of law provisions.
b.Successors and Assigns; Third-Party Beneficiaries. This Release shall bind the respective heirs, executors, administrators, successors and assigns of the Executive. This Release is personal in nature and the Executive shall not, without the written consent of the Company, assign or transfer this Release or any rights or obligations hereunder. This Release shall inure to the benefit of the Company and each of the other Releasees, each of which is intended to, and shall, be a third-party beneficiary of this Release. The Company and/or each of the other Releasees may, without the written consent of the Executive, assign or transfer this Release or any rights or obligations hereunder.
c.Severability. It is the intention of the Company and the Executive to comply fully with all laws and matters of public policy relating to employment agreements and restrictive covenants, and this Release shall be construed consistently with such laws and public policy to the extent possible. Without limiting the foregoing, if and to the extent any one or more terms, provisions, covenants and agreements hereof or any portion or portions thereof shall be held invalid or unenforceable by a court of competent jurisdiction, then such terms, provisions, covenants and agreements (or portions thereof) shall be deemed separable from the remaining terms, provisions, covenants and agreements hereof and such holding shall in no way affect the validity or enforceability of any of the other terms, provisions, covenants and agreements hereof.
d.Other Miscellaneous. This Release constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Release may not be modified, changed or amended except in a writing signed by each of the parties. This Release may be signed in multiple counterparts, each of which shall be deemed an original hereof. The captions of the several sections and subsections of this Release are not a part of the context hereof, are inserted only for convenience in locating such sections and subsections and shall be ignored in construing this Release.
The Executive represents and agrees that he has fully read and understands the meaning of this Release, has had the opportunity to consult with legal counsel of his choosing, and is voluntarily entering into this Release with the intention of giving up all claims against the Company and other Releasees.
IN WITNESS WHEREOF, the Executive has executed this Release on the Execution Date set forth below.

Executive

/s/ Ronald R. Vitarelli
Name: Ronald R. Vitarelli
Execution Date: 9/1/2021

ADVANCED DRAINAGE SYSTEMS, INC.

/s/ Kevin C. Talley
Name: Kevin C. Talley
Title: EVP and CAO
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